Exhibit (b)(2)

EXHIBIT A

PROJECT ROCKIES

SUMMARY OF TERMS AND CONDITIONS

$1,055 MILLION(1) SENIOR SECURED CREDIT FACILITIES

This summary of the terms and conditions (“Term Sheet”) for the Senior Secured Facilities (as defined below) is for indicative purposes only and does not include descriptions of all of the terms or conditions to be contained in this definitive documentation for the Senior Secured Facilities (the “Senior Loan Documents”).  This summary of terms and conditions is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party.

Transaction Summary:

American Securities LLC (together with its controlled affiliates (including its affiliated private equity funds), collectively, the “Sponsor”) and other investors, which may include members of management of the Target (as defined below) and its subsidiaries and certain direct or indirect equityholders of the Target (such other investors, together with the Sponsor, collectively, the “Investors”), intend to acquire (the “Acquisition”) Air Methods Corporation, a Delaware corporation (the “Target”), all as set forth in the Agreement and Plan of Merger, dated as of March 14, 2017 (including the schedules, exhibits and annexes thereto, the “Acquisition Agreement”), among the Target, ASP AMC Merger Sub, Inc. (the “Merger Sub”) and ASP AMC Intermediate Holdings, Inc., a Delaware corporation (“Holdings”). In connection therewith:

• Pursuant to the Acquisition Agreement, the Merger Sub will merge with and into the Target, with the Target as the surviving entity.

•                       The Investors will make cash (or in the case of management of the Target and its subsidiaries and/or direct or indirect equity holders of the Target, non-cash) equity contributions (such non-cash equity contributions shall be retained, converted or in the form of “rollover equity”) directly or indirectly, to Holdings (the “Sponsor Equity Contribution”), which cash equity, when combined with equity of members of management and certain direct or indirect equity holders of the Target that will be retained, converted or rolled over, if any (together with the Sponsor Equity Contribution, collectively, the “Equity Contribution”), will constitute an aggregate amount of not less than 25% of the sum of (i) the aggregate gross proceeds of the Term Facility (as defined below) borrowed on the Closing Date (as defined below), (ii) the aggregate gross proceeds from the issuance of senior unsecured notes in a Rule 144A or other private placement (the “Senior Notes”) or the borrowing of senior unsecured bridge loans (the “Bridge Facility”), as applicable, (iii) indebtedness in respect of capitalized leases and aircraft financings (including indebtedness under the Target’s applicable Aircraft Financing Documents (as defined in the Acquisition

(1)  Term Facility amount to be increased by up to $400M on a dollar for dollar basis by any non-Rolling Aircraft Financing Debt as described herein.

Exhibit A-1

Agreement) (the “Aircraft Financing Debt”)) and (iv) the Equity Contribution (the “Minimum Equity Contribution”); provided, that immediately after giving effect to the Transactions, the Sponsor shall own, directly or indirectly, at least a majority of the outstanding voting capital stock of the Target.

•                       All existing indebtedness for borrowed money of the Target and its subsidiaries under that certain Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 21, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Existing Credit Agreement”), by and among, inter alios, the Target, Keybank National Association, as administrative agent and collateral agent, and the lenders party thereto from time to time, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated (or irrevocable notice for the repayment or redemption thereof will be given) (the “Refinancing”).

The fees, premiums, expenses and other transaction costs incurred in connection with the transactions described above (collectively, the “Transactions”), including funding any original issue discount and upfront fees will be paid.

“Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver by the Senior Lead Arrangers of the relevant conditions and the funding of the initial borrowings under the Senior Secured Facilities.

Holdings:

On the Closing Date following the consummation of the Transactions, the majority of the voting equity of Holdings will be held, directly or indirectly, by the Sponsor. Holdings will own all of the issued and outstanding shares of the Borrower (as defined below).

Borrower:	Initially, Merger Sub and following the consummation of the Acquisition and the merger of Merger Sub with and into the Target, the Target (the “Borrower”).

Guarantors:

All obligations under the Senior Secured Facilities and, at the Borrower’s option, under any interest rate protection or other hedging arrangements entered into with, or cash management obligations owing to, any Lender (as defined below), any Senior Lead Arranger (as defined below), the Senior Agent (as defined below) or any person that is an affiliate of a Lender, Senior Lead Arranger or Senior Agent at the time the relevant transaction is entered into, shall be fully and unconditionally guaranteed by Holdings and each of the Borrower’s existing and future wholly-owned domestic Restricted Subsidiaries (as defined below) (collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”) on a senior secured basis, subject to certain exceptions to be set forth in the Senior Loan Documents, including, without limitation, for the following types of subsidiaries (“Excluded Subsidiaries”): foreign subsidiaries, foreign subsidiary holding companies, subsidiaries of foreign subsidiaries, special purpose entities, Unrestricted Subsidiaries (as defined below) and immaterial

Exhibit A-2

subsidiaries which meet certain thresholds to be set forth in the Senior Loan Documents, any subsidiary that is prohibited by law or contractual obligation from providing a guaranty (provided, that such contractual obligation exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary and such contractual obligations have not been entered into in contemplation of such Restricted Subsidiary becoming a subsidiary), not-for-profit subsidiaries, captive insurance subsidiaries and any other subsidiary to the extent the Senior Agent and the Borrower mutually determine the cost or burden of obtaining the guaranty (including any adverse tax consequences) outweigh the benefit to the Lenders; provided, that the Borrower, in its sole discretion, may elect to cause (or direct Holdings to cause) (A) one or more Excluded Subsidiaries to become Guarantors and (B) any Guarantor that is or becomes an Excluded Subsidiary (including an Excluded Subsidiary that became a Guarantor pursuant to clause (A)) to be released from its guarantee, in each case, subject to limitations to be set forth in the Senior Loan Documents.

Subject to customary limitations on investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” (any subsidiary so designated, an “Unrestricted Subsidiary”); provided, that no event of default shall have occurred and be continuing or would result from any such designation, and the Borrower shall be in pro forma compliance with the Financial Covenant (as defined below) as of the last day of the most recent quarter for which financial statements have been delivered after giving effect thereto (irrespective of whether such Financial Covenant is then in effect). Unrestricted Subsidiaries (and the sale of equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Senior Loan Documents and the cash held by, results of operations, indebtedness and interest expense of Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Senior Loan Documents. “Restricted Subsidiary” shall mean any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary.

Senior Administrative and Collateral Agent:	Royal Bank of Canada (acting through such of its affiliates or branches as it deems appropriate, “Royal Bank”) (in such capacities, the “Senior Agent”).

Senior Lead Arrangers and Joint Bookrunners:	RBC Capital Markets, Morgan Stanley Senior Funding, Inc. (“MSSF”) and Barclays Bank PLC (“Barclays”) (in such capacity, the “Senior Lead Arrangers”).

Lenders:	A syndicate of financial institutions arranged by the Senior Lead Arrangers and reasonably acceptable to the Sponsor (collectively, the “Lenders”).

Senior Secured	$1,055(2) million of senior secured first lien credit facilities (the “Senior Secured Facilities” and each individually, a “Senior Secured Facility”), consisting of:

(2)  Term Facility amount to be increased by up to $400M on a dollar for dollar basis by any non-Rolling Aircraft Financing Debt as described herein.

Exhibit A-3

Facilities:

(a) A term loan facility in an aggregate principal amount of $930 million (subject to increase on a dollar for dollar basis by up to $400 million to refinance any Aircraft Financing Debt for which irrevocable and permanent waiver of each and any applicable “change of control”, “debt incurrence”, “financial covenant” or any other terms, conditions or provisions therein that would result in a breach, default or event of default thereunder as a consequence of the Acquisition and/or the other Transactions (the “Aircraft Financing Consents”) have not been obtained prior to or concurrently with the consummation of the Transactions on the Closing Date (such refinanced Aircraft Financing Debt, the “non-Rolling Aircraft Financing Debt” and the Aircraft Financing Debt for which Aircraft Financing Consents have been obtained prior to or concurrently with the consummation of the Transactions on the Closing Date, the “Rolling Aircraft Financing Debt”)) (the “Term Facility” and the loans under the Term Facility, the “Term Loans” and the Lenders providing such Term Loans, the “Term Lenders”).

(b) A revolving credit facility in an aggregate principal amount of $125 million (the “Revolving Facility” and the loans under the Revolving Facility, the “Revolving Loans”; the Term Loans and the Revolving Loans, each a “Loan” and collectively, the “Loans”; and the Lenders under the Revolving Facility, the “Revolving Lenders”), of which (i) $20 million will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) $20 million will be available for swingline loans (the “Swingline Loans”).

Incremental Facilities:

On or before the maturity date of the applicable Senior Secured Facility, the Borrower shall have the right, but not the obligation, to increase the aggregate amount of the Senior Secured Facilities by (i) increasing the size of the Term Facility and/or adding one or more incremental term loan facilities (each, an “Incremental Term Facility”) and/or (ii) adding one or more incremental revolving facilities and/or increasing the commitments under the Revolving Facility (each, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, each, an “Incremental Facility” and, collectively, the “Incremental Facilities”) in an aggregate amount of such Incremental Facilities not to exceed the sum of:

(A)  the greater of (i) $225 million and (ii) an amount equal to 75% of trailing four-fiscal quarter Consolidated EBITDA (as defined below) (collectively, clauses (i) and (ii), the “Fixed Incremental Amount”) (minus the aggregate outstanding principal amount of debt incurred under clause (a) of the Ratio Debt Basket (as defined below)); plus

(B)  (I) in the case of an Incremental Facility that serves to effectively extend the maturity of the Term Facility and/or the Revolving Facility, an amount equal to the reductions in the Term Facility and/or the Revolving Facility to be replaced with such Incremental Facility and (II) in the case of an Incremental Facility that effectively replaces any commitment under the Revolving Facility terminated under the “yank-a-bank” provisions, an amount equal to the portion of the relevant terminated commitments under the Revolving Facility; plus

(C) the amount of any voluntary prepayment of the Term Loans and/or any Incremental Term Facility and/or any permanent reduction of the

Exhibit A-4

commitments under the Revolving Facility or the commitments under any Incremental Revolving Facility; provided, that the relevant prepayment (I) is not funded with long term indebtedness and (II) shall not include any prepayment that is funded with the proceeds of an Incremental Facility incurred in reliance on clause (B) above; plus

(D)  an unlimited amount (the “Incremental Incurrence-Based Amount”) at any time, so long as, in the case of this clause (D), after giving effect to the relevant Incremental Facility, (1) if such indebtedness is secured on a pari passu basis with the Senior Secured Facilities, the Total Secured Leverage Ratio (as defined below) does not exceed 4.50:1.00 (such ratio, the “Initial Total Secured Leverage Ratio”), (2) if such indebtedness is secured on a second or junior lien basis, the Total Secured Leverage Ratio does not exceed 5.00:1.00, and (3) if such indebtedness is unsecured, at the Borrower’s election, either (i) the Total Leverage Ratio (as defined below) does not exceed 6.25:1.00 (the “Initial Total Leverage Ratio”) or (ii) the Interest Coverage Ratio (as defined below) is not less than 2.00:1.00, in each case, calculated on a pro forma basis after giving effect to such Incremental Facility, including the application of the proceeds thereof ((x) assuming, in the case of any Incremental Revolving Facility, that all commitments under such Incremental Revolving Facility were fully drawn and (y) without “netting” the cash proceeds of any borrowing under any such Incremental Facility);

the sum of the amounts set forth in clauses (A) through (D) above, the “Available Incremental Amount”; provided, that:

(a)    no event of default or default exists or would exist after giving effect thereto and the representations and warranties in the Senior Loan Documents shall be true and correct in all material respects (unless, in the case of Incremental Facilities used for acquisitions and other investments permitted under the Senior Loan Documents, the lenders providing the applicable Incremental Facility (and in the case of any Incremental Revolving Facility that increases the Revolving Facility, the Required Revolving Lenders (as defined below)) shall otherwise agree);

(b)    the loans under any Incremental Revolving Facility will mature no earlier than the Revolving Loan Maturity Date (as defined below) and the Incremental Revolving Facility shall be subject to customary pro rata borrowing, letter of credit participation, commitment reduction, payment and repayment provisions, with respect to such Incremental Revolving Facility;

(c)     the stated maturity date applicable to any Incremental Term Facility will not be earlier than the Term Loan Maturity Date (as defined below) and the weighted average life to maturity of any loans under such Incremental Term Facility shall not be shorter than the remaining weighted average life to maturity of the initial Term Loans under the Term Facility;

(d)    the interest margins for any Incremental Facility shall be determined by the Borrower and the lenders of such Incremental Facility; provided, that, to the extent any Incremental Term Facility that (A) is incurred in reliance on the Incremental Incurrence-Based Amount and not by virtue of the Reclassification Provision (as defined below), (B) is pari passu in right of

Exhibit A-5

payment and security with the existing Term Facility made available on the Closing Date (the “Initial Term Loans”) and (C) is entered into within 6 months of the Closing Date, in the event that the interest margins for any such Incremental Term Facility are greater than the corresponding interest margins for the Initial Term Loans by more than 75 basis points, then the interest margins for the Initial Term Loans shall be increased to be equal to the interest margins for such Incremental Term Facility minus 75 basis points; provided, further, that, for purposes of determining such interest margins, (w) original issue discount (based on an assumed four-year life to maturity), interest rate floors, and upfront and similar fees payable by the Borrower shall be included, (x) any amendments to the Interest Margin on the relevant existing facility that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facility shall be included, (y) if such Incremental Facility includes any “LIBOR” interest rate floor greater than that applicable to the relevant existing facility and such floor is in effect with respect to such Incremental Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase and (z) customary arrangement, commitment, structuring, underwriting and similar fees (regardless of whether any such fees are paid to or shared in whole or in part with any lenders providing such Incremental Term Facility) shall be excluded;

(e)     any Incremental Facility (A) may rank pari passu or junior in right of payment and/or with respect to security with the other Senior Secured Facilities or may be unsecured (and to the extent documented in a separate facility, subject to intercreditor arrangements reasonably satisfactory to the Senior Agent), (B) that is secured shall not be secured by any assets other than the Collateral (as defined below), (C) that is guaranteed shall not be guaranteed by any person other than a Guarantor and (D) shall share pro rata, greater than pro rata or less than pro rata with voluntary prepayments and pro rata or less than pro rata with mandatory prepayments;

(f)      except as otherwise provided above with respect to pricing, margin, maturity and/or fees, the terms of any Incremental Facility shall be no more favorable (taken as a whole) to the lenders providing such Incremental Facility than the terms of the initial Term Loans (except to the extent such terms are applicable only after the Term Loan Maturity Date); and

(g)     if secured on a second or junior lien basis or unsecured, such Incremental Facility shall be documented under separate facility documentation subject to customary intercreditor arrangements reasonably satisfactory to the Senior Agent and the Borrower.

Such increased amounts will be provided by existing Lenders or new entities acceptable to the Borrower and the Senior Agent that become Lenders under the Incremental Facilities; provided, that no existing Lender will be obligated to provide any such Incremental Facility.

Unless the Borrower otherwise notifies the Senior Agent, if all or any portion of any Incremental Facility would be permitted to be incurred or implemented under the Incremental Incurrence-Based Amount, such Incremental Facility (or the relevant portion thereof) shall be deemed to have been incurred or implemented in reliance on the Incremental Incurrence-Based Amount prior to

Exhibit A-6

the Fixed Incremental Amount.

The Borrower may select that all or any portion of any Incremental Facility be incurred under one or more of the Fixed Incremental Amount, the Incremental Incurrence-Based Amount or any other provision of the Available Incremental Amount in its sole discretion. Any portion of any Incremental Facility incurred under the Fixed Incremental Amount or any other provision of the Available Incremental Amount may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the Incremental Incurrence-Based Amount if the Borrower meets the applicable leverage ratio under the Incremental Incurrence-Based Amount at such time on a pro forma basis at any time subsequent to the incurrence of such Incremental Facility (the “Reclassification Provision”).

The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments and any other use not prohibited by the Senior Loan Documents.

In the event any Incremental Facility is being used to finance an acquisition or similar investment, if agreed by the lenders providing such Incremental Facility (and in the case of any Incremental Revolving Facility that increases the Revolving Facility, the Required Revolving Lenders), the only representations and warranties that shall be a condition to the availability of such Incremental Facility shall be customary “Sungard” or “certain funds” representations.

As used herein:

“Total Secured Leverage Ratio” will be defined as the ratio of (i)(a) consolidated debt for borrowed money (including, for the avoidance of doubt, indebtedness in respect of the lease or purchase or other financing or refinancing of aircraft (including any equipment that is a part thereof)), (b) purchase money indebtedness and capital leases and (c) unreimbursed obligations with respect to standby letters of credit of the Borrower and its Restricted Subsidiaries (“Consolidated Total Debt”) that are secured net of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries whether or not held in a pledged account and (y) cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Senior Secured Facilities (which may also include cash and cash equivalents securing other indebtedness secured by a lien on the Collateral along with the Senior Secured Facilities, in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles) (the amounts in clauses (x) and (y), collectively, “Unrestricted Cash”), to (ii) trailing four-fiscal quarter Consolidated EBITDA.

“Consolidated EBITDA” will be defined in the Senior Loan Documents and will include, among other add-backs and adjustments for (i) expected cost savings, operating expense reductions, other operating improvements and other synergies that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and that are reasonably expected to be realized within 24 months of the event giving rise thereto, (ii) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of the items listed in clause (i) above, (iii) any costs, charges, accruals, reserves or

Exhibit A-7

expenses in connection with any non-recurring events and (iv) other add-backs and adjustments reflected in the projections, in the Sponsor’s model, in the information memorandum and/or in the quality of earnings summary.

“Total Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt net of Unrestricted Cash, to (ii) trailing four-fiscal quarter Consolidated EBITDA.

“Interest Coverage Ratio” will be defined as the ratio of (i) Consolidated EBITDA to (ii)(A) consolidated interest expense (excluding (1) amortization of deferred financing fees, (2) expenses arising from financing fees, (3) expenses arising from the discounting of indebtedness in connection with the application of recapitalization and/or acquisition accounting, (4) penalties and interest relating to taxes and (5) non-cash interest expense attributable to movements in the mark-to-market valuation of hedging or other derivative obligations and/or payment obligation arising under any hedge agreement or other derivative instrument (other than interest rate hedge agreements or other derivative instruments)) minus (B) interest income.

Refinancing Facilities:

Subject to the provisions set forth under “Prepayment Fee” below, the Senior Loan Documents will contain customary provisions permitting the Borrower to refinance and/or replace (i) the Revolving Facility, in whole or in part, with one or more revolving credit facilities (each a “Refinancing Revolving Facility”) and (ii) the Term Facility, in whole or in part, with one or more term loan facilities (each, a “Refinancing Term Loan Facility” and together with each Refinancing Revolving Facility, collectively, the “Refinancing Facilities”)) under the Senior Loan Documents, or, in the case of the Term Facility, with one or more additional series of notes or loans, in each case, that may be pari passu with or junior to the remaining portion of the Senior Secured Facilities in right of payment and/or security and/or be unsecured (such notes or loans, collectively, the “Refinancing Notes”) which, to the extent secured by a lien on the Collateral, will be subject to customary intercreditor arrangements reasonably acceptable to the Senior Agent and the Borrower; provided, that (i) any Refinancing Term Loan Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Facility being refinanced, (iii) such Refinancing Facility or Refinancing Notes shall (x) have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed by the Borrower and the other parties thereto and (y) share pro rata, greater than pro rata or less than pro rata with voluntary prepayments and pro rata or less than pro rata with mandatory prepayments, (iv) the other terms and conditions of such Refinancing Facility or Refinancing Notes (excluding maturity, pricing and optional prepayment or redemption terms) are substantially identical to, or no more favorable to the investors providing such Refinancing Facility or Refinancing Notes, as applicable, than, those applicable to the Term Facility or Revolving Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the applicable Term Facility or Revolving Facility being so refinanced or replaced), (v) if any such Refinancing Facility or Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral, (vi) if any such Refinancing Facility is unsecured or is secured on a junior basis, it shall not have any

Exhibit A-8

amortization and shall mature at least 91 days after the maturity date of the Term Facility, (vii) if any such Refinancing Facility or issuance of Refinancing Notes is guaranteed, it shall not be guaranteed by any person other than a Guarantor, (viii) the aggregate principal amount of any Refinancing Facility or any Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the Senior Loan Documents and (ix) in the case of any Refinancing Revolving Facility, the definitive documentation shall include provisions to govern pro rata payment, repayment, borrowings, letter of credit participation and commitment reductions.

Letters of Credit:	Customary for facilities and transactions of this type.

Swingline Loans:	Customary for facilities and transactions of this type.

Maturity and Amortization:	Term Facility: The Term Facility shall mature on the 7th anniversary of the Closing Date (the “Term Loan Maturity Date”).

The Initial Term Loans shall be repayable in equal consecutive quarterly installments of 0.25% of the original principal amount of the Term Loans commencing on the first day of the first full fiscal quarter beginning after the Closing Date, with the then remaining balance payable on the Term Loan Maturity Date.

Revolving Facility: The Revolving Facility shall mature on the 5th anniversary of the Closing Date (the “Revolving Loan Maturity Date”). There shall be no amortization of Revolving Loans under the Revolving Facility.

The Senior Loan Documents shall provide the right for the Borrower to extend the maturity date of commitments and/or the payment dates of Loans outstanding with only the consent of the respective extending Lenders as further described under “Amendments” below.

Purpose and Availability:

The Term Loans shall be drawn in full on the Closing Date. The Revolving Loans (including Letters of Credit) shall be available on and after the Closing Date; provided, that Revolving Loans made on the Closing Date may not exceed an amount to be set forth in the Senior Loan Documents.

The proceeds of the Loans shall be used (a) to finance a portion of the Transactions and (b) for the Borrower’s and its subsidiaries’ ongoing working capital requirements and other general corporate purposes (including capital expenditures and permitted acquisitions); provided that the proceeds of up to $400 million of the commitments of the Senior Lead Arrangers in respect of the Term Facility (the “Aircraft Financing Backstop Amount”) minus the Rolling Aircraft Financing Debt (the “Backstop Term Loans”) shall be (i) on the Closing Date, funded into a blocked controlled deposit account maintained with, and pledged in favor of, the Senior Agent or its designee for the benefit of the Term Lenders (the “Blocked Account”) and (ii) used solely to either (x) within 60 days following the Closing Date, repay, redeem, defease, discharge, refinance, replace or terminate the Aircraft Financing Debt for which Aircraft Financing Consents have not been obtained prior to or concurrently with the consummation of the

Exhibit A-9

Transactions on the Closing Date (unless the applicable Aircraft Financing Consents have been obtained prior to the 60th day following the Closing Date); provided, that Aircraft Financing Consents shall not be required (and any repayment or refinancing thereof shall not be required) for Aircraft Financing Debt in an aggregate outstanding principal amount not to exceed $50 million or (y) repay all Backstop Term Loans that are not used by the Borrower for the purpose set forth in the foregoing clause (x) (the “Unused Backstop Term Loans”) within 60 days following the Closing Date. Once repaid, the Term Loans may not be reborrowed. Any Aircraft Financing Debt with respect to which an Aircraft Financing Consent is not obtained shall be referred to as “Non-Consenting Aircraft Debt”.

Revolving Loans will be available in minimum principal amounts to be set forth in the Senior Loan Documents. Revolving Loans may be borrowed, repaid and reborrowed.

Interest:

The Loans will bear interest based on the Base Rate (“Base Rate Loans”) or LIBOR (“LIBOR Loans”), at the Borrower’s option (subject to certain customary exceptions), except that all Swingline Loans will bear interest based only on the Base Rate.

Base Rate Loans: Interest on Base Rate Loans will accrue at the Base Rate plus the applicable Interest Margin referred to below. Such interest will be calculated on the basis of the actual number of days elapsed in a 365-day year (or a 366-day year in a leap year) and payable quarterly in arrears.

“Base Rate” means a per annum rate equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1.00%, (b) the rate of interest publicly announced by the Senior Agent as its prime rate in effect at its principal office, (c) one-month LIBOR plus 1.00% and (d) in respect of the Initial Term Loans only, 2.00%.

Base Rate Loans may be borrowed with same day notice in minimum amounts to be set forth in the Senior Loan Documents.

LIBOR Loans: Interest on LIBOR Loans will accrue at the LIBOR Rate plus the applicable Interest Margin referred to below.

“LIBOR Rate” means the higher of (a) the annual rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for deposits in U.S. dollars equal to the London Interbank Offered Rate determined by reference to a customary source to be set forth in the Senior Loan Documents (“LIBOR”) for the periods selected by the Borrower (“Interest Periods”) of one, two, three or six months (or, if available to the applicable Lenders, twelve months or a shorter period (as selected by the Borrower)) and (b) in respect of the Initial Term Loans only, 1.00%, and in respect of the Revolving Facility, 0%.

LIBOR borrowings will require three business days’ prior notice (other than borrowings on the Closing Date which will require one business day’s prior notice) and will be in minimum amounts to be set forth in the Senior Loan Documents. Interest will be paid at the end of each Interest Period or, for Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a 360-day year.

Interest Margins: The applicable interest margin (the “Interest Margin”) will be

Exhibit A-10

the following percentages:

	Type of Facility	Base Rate Loans		LIBOR Loans
	Term Facility	[•]	%	[•]	%
	Revolving Facility	[•]	%	[•]	%

Following delivery of financial statements for the first full fiscal quarter ending after the Closing Date, the Interest Margin for the Revolving Loans shall be subject to two step downs at Total Secured Leverage Ratios of 0.50x and 1.00x less than the Initial Total Secured Leverage Ratio.

At any time when a payment event of default (with respect to any principal, interest or fees) or bankruptcy event of default exists, the relevant overdue amounts of principal and interest under the Senior Secured Facilities shall bear interest at 2.00% above the otherwise applicable rate then borne by such borrowings (or in the case of interest, the borrowings to which such overdue amount relates) and overdue fees shall bear interest at 2.00% above the rate applicable to Base Rate Loans.

Fees:

Commitment Fee: The Borrower shall pay a commitment fee on the daily unused amount of the commitments under the Revolving Facility (reduced by the face amount of outstanding Letters of Credit), payable quarterly in arrears, from the Closing Date until the termination or expiration of the Revolving Facility, equal to 0.50% per annum, stepping down to 0.375% per annum and 0.25% per annum at Total Secured Leverage Ratios set at 0.50x and 1.00x less than the Initial Total Secured Leverage Ratio, respectively.  Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.  Such fee shall be shared ratably among the Revolving Lenders.

Letter of Credit Fees: The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Interest Margin then in effect for Revolving Loans that are LIBOR Loans on the face amount of each undrawn Letter of Credit.  Such fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

The Borrower shall pay a fronting fee in an amount to be set forth in the Senior Loan Documents (but not to exceed 0.125% per annum) on the face amount of each Letter of Credit to the applicable L/C Issuer for its own account, payable quarterly in arrears, together with customary administration and issuance fees.

The foregoing fees shall be calculated based on the actual number of days elapsed in a 360-day year and shall be payable quarterly in arrears.

Voluntary Prepayments and Commitment Reductions:

Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be set forth in the Senior Loan Documents, at the option of the Borrower at any time upon customary notice requirements, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of LIBOR Loans prior to the last day of the relevant Interest Period and, if applicable, the “Prepayment Fee” below.

Optional prepayments of the Term Loans shall be applied as directed by the

Exhibit A-11

Borrower.

Prepayment Fee:

Any Repricing Transaction (as defined below) (and any “yank-a-bank” assignment in connection therewith) that is consummated prior to the date that is six months after the Closing Date will be subject to a 1.00% prepayment premium (expressed as a percentage of the outstanding principal amount of the Term Loans that are being prepaid or, in the case of an amendment, that are subject to the relevant Repricing Transaction).

For purposes of the Senior Loan Documents, “Repricing Transaction” means the refinancing or repricing (including by way of amendment) by the Borrower of all or any portion of the Term Loans the primary purpose of which is to reduce the all-in-yield applicable to the Term Loans (x) with the proceeds of any secured term loans incurred by the Borrower or any Guarantor or (y) in connection with any amendment to the Senior Loan Documents, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth above in clause (d) of the proviso under the heading “Incremental Facilities” above) as of the date of such refinancing or repricing that is (and not by virtue of any fluctuation in any “base” rate) less than the effective interest rate applicable to the Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Term Loans, but excluding, in any such case, (a) any refinancing or repricing of Term Loans in connection with any “Transformative Acquisition” (to be defined in the Senior Loan Documents), “change of control” transaction or initial public offering or (b) any repayment of the Unused Backstop Term Loans on or prior to the 60th day following the Closing Date.

Mandatory Prepayments and Commitment Reductions:

The following amounts shall be applied to prepay the Loans, in each case with carve-outs and exceptions to be set forth in the Senior Loan Documents:

(a) 100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property by the Borrower or any of its Restricted Subsidiaries (including insurance and condemnation proceeds) after the Closing Date (subject to exceptions to be set forth in the Senior Loan Documents) in excess of $10 million, subject to the right of the Borrower to reinvest such proceeds if reinvested (or committed to be reinvested) within one year (and, if so committed to be reinvested within such one year period, so long as such reinvestment is actually completed within 6 months thereafter), subject to reduction to 50% based upon the achievement of a Total Secured Leverage Ratio level that is set at 0.50x less than the Initial Total Secured Leverage Ratio;

(b) 100% of the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the issuance of debt after the Closing Date (other than permitted debt but including Refinancing Facilities and Refinancing Notes); and

(c) in each fiscal year beginning with respect to the 2018 fiscal year, 50% of excess cash flow for the prior fiscal year (to be defined in the Senior Loan Documents, but in any event (i)(x) voluntary prepayments of the Term Loans or any Incremental Term Facility, (y) reductions in the outstanding principal amount of any Facility resulting from assignments to (and purchases by) the

Exhibit A-12

Borrower or its affiliates and (z) voluntary prepayments of the Revolving Loans and loans under any Incremental Revolving Facility (to the extent in the case of this clause (z), accompanied by a permanent reduction of the corresponding commitment) made during such fiscal year or (without duplication) after year-end and prior to the time such excess cash flow prepayment is due, will reduce the amount of excess cash flow prepayments required for such fiscal year on a dollar-for-dollar basis (it being understood that any such reduction in respect of prepayments or assignments made at a discount to par will only reduce excess cash flow by the amount of cash actually paid) and (ii) excess cash flow shall be reduced for, among other things, cash used for capital expenditures, certain permitted investments, permitted acquisitions and certain restricted payments to be set forth in the Senior Loan Documents made during such fiscal year or (without duplication) after year-end and prior to the time such excess cash flow prepayment is due, in each case, except to the extent financed by long-term indebtedness (other than revolving indebtedness)), subject to reductions to 25% and 0% based upon the achievement of Total Secured Leverage Ratio levels that are set at 0.50x and 1.00x less than the Initial Total Secured Leverage Ratio, respectively, calculated as of the last day of the applicable fiscal year.

All mandatory prepayments will be applied to the next eight installments thereof then payable in order of maturity and thereafter pro rata to the remaining amortization payments of the Term Loans.

Any Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) above (such declined payment, the “Declined Proceeds”). In the event that any Lender elects not to accept its pro rata share of any mandatory prepayment from such Declined Proceeds, such amounts may be retained by the Borrower (such declined payment, the “Declined Proceeds”) and will increase the Available Amount (as defined below).

Mandatory prepayments, to the extent attributable to foreign subsidiaries, will be subject to permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance, and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries); provided, that the Borrower shall take all commercially reasonable actions in compliance with applicable law to permit the repatriation of the relevant amounts . Further, if the Borrower determines in good faith that it or its Restricted Subsidiaries would incur a material adverse tax liability (including any withholding tax), if all or a portion of the funds required to make a mandatory prepayment were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such tax liability.

Notwithstanding anything to the contrary set forth herein, the Borrower shall repay 100% of any Unused Backstop Term Loans outstanding on the date that is 60 days following the Closing Date.

Collateral:

Subject to the limitations set forth in this section, and customary limited funding conditions provisions, the Senior Secured Facilities and any interest rate protection or other hedging arrangements entered into with, or cash management

Exhibit A-13

obligations owing to, any Lender, any Senior Lead Arranger, the Senior Agent or any person that is an affiliate of a Lender, Senior Lead Arranger or Senior Agent at the time the relevant transaction is entered into and designated by the Borrower as a bank product obligation pursuant to the terms of the Senior Loan Documents will be secured by a valid and perfected first priority lien (subject to permitted liens and other exceptions to be set forth in the Senior Loan Documents, including, without limitation, liens expressly permitted to exist on the Closing Date pursuant to the Acquisition Agreement and otherwise set forth below) on substantially all assets of the Borrower and each Guarantor (in each case, other than Excluded Assets (as defined below)), whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including, without limitation:

(a) All equity interests in the Borrower;

(b) All equity interests held by the Borrower or any Subsidiary Guarantor (which, in the case of equity interests of any foreign subsidiary or foreign subsidiary holding company, shall be limited to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiary);

(c) Substantially all tangible and intangible assets of the Borrower and the other Loan Parties; and

(d) All proceeds and products of the foregoing.

Notwithstanding the foregoing, the following assets will be excluded from Collateral (collectively, the “Excluded Assets”): (i) all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) all motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfected by the filing of UCC financing statements) and commercial tort claims, (iii) all fee-owned real property located outside the United States or that has a value less than an amount to be set forth in the Senior Loan Documents (with all required mortgages being permitted to be delivered after the Closing Date in accordance with customary limited funding condition provisions), (iv) any assets to the extent the grant of a security interest therein is prohibited or restricted by applicable law, rule or regulation or that would require the consent of any governmental authority or third party to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable Uniform Commercial Code notwithstanding such prohibition or restriction), (v) all leases, contracts, agreements, licenses, franchises and permits (and any assets that are the subject thereof) to the extent the grant of a security interest therein is prohibited or is restricted by applicable law or by the terms thereof or that would require the consent of any governmental authority to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable Uniform Commercial Code notwithstanding such prohibition), (vi) equipment and assets that are subject to a lien securing a purchase money or capital lease obligation permitted to be incurred under the Senior Loan Documents, if the underlying

Exhibit A-14

contract or other agreement prohibits or restricts the creation of any other lien on such equipment (including any requirement to obtain the consent of a third party or the granting of a lien on such assets would trigger the termination (or a right of termination) of any such purchase money or capital lease agreement pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any subsidiary of any Loan Party to take any action materially adverse to the interests of that subsidiary or any Loan Party), except to the extent such prohibition or restriction is ineffective under the applicable Uniform Commercial Code (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable Uniform Commercial Code notwithstanding such prohibition), (vii) equity interests in (a) partnerships, joint ventures and any non-wholly owned subsidiary to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests or would require the consent of any third party to such pledge or security interest, unless such consent has been obtained, and (b) immaterial subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities and Unrestricted Subsidiaries, (viii) all foreign intellectual property and any “intent to use” trademark applications, (ix) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction), (x) payroll, petty cash, withholding and trust, and other deposit and securities accounts with a de minimis average balance (including zero balance accounts) and other accounts to be set forth in the Senior Loan Documents (other than the Blocked Account), (xi) margin stock, (xii) all financed and leased aircraft, the related equipment, the contract and other rights and all proceeds of the foregoing and (xiii) other exceptions to be set forth in the Senior Loan Documents.

Notwithstanding anything to the contrary contained herein, (a) the Loan Parties shall not be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets exceeds the practical benefit of such collateral to the Lenders as reasonably determined by the Borrower and the Senior Agent and (b) no actions shall be required to be taken to perfect a security interest in (i) assets requiring perfection through control agreements or other control arrangements, including in respect of any deposit, securities or commodities accounts (other than control of pledged capital stock and material intercompany notes to the extent otherwise required in the Senior Loan Documents) or (ii) any asset located outside of the United States and no foreign law security or pledge agreements or foreign intellectual property filing or search shall be required.

Limited Condition Acquisitions:

To the extent the Senior Loan Documents require (A) compliance with any financial ratio or test (including the Financial Covenant) or (B) the absence of any default or event of default (or any type of default or event of default) as a condition to the consummation of any acquisition or similar investment or the incurrence of any indebtedness in connection therewith, the determination of whether the relevant condition is satisfied shall be made, at the election of the Borrower, either (i) at the time of the execution of the definitive documentation with respect to the relevant acquisition or other investment or (ii) at the time of

Exhibit A-15

the consummation of the relevant acquisition or other investment, in each case, after giving effect to such acquisition or other investment and any related indebtedness on a pro forma basis (it being understood that in connection with any subsequent calculation of any ratio or basket availability on or following such date of execution of such definitive documentation and prior to the earlier of the date on which such acquisition or investment is consummated or such definitive documentation is terminated or expires without consummation of such acquisition or investment, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition or investment (and other transactions in connection therewith, including any incurrence of indebtedness and the use of proceeds thereof) has been consummated)); provided, that, for purposes of calculating whether any Restricted Payment (as defined below) may be made during the period between signing such definitive agreement and consummating (or terminating or abandoning) such acquisition or investment, the calculation of compliance with any ratio test that is a condition to the making of such Restricted Payment shall be tested both (i) on a pro forma basis for such pending acquisition or investment and (ii) assuming such acquisition or investment is not consummated.

Conditions Precedent to Initial Borrowings:	The availability and initial funding of the Facilities shall be subject to the satisfaction (or waiver) of solely customary limited funding condition provisions.

Conditions Precedent to all Extensions of Credit after the Closing Date:	Customary for facilities and transactions of this type.

Representations and Warranties:

Representations and warranties customary and usual for financings of this type shall be limited to the following (subject to thresholds and/or exceptions to be set forth in the Senior Loan Documents): organization and existence; power and authority; authorization; execution, delivery and enforceability of the Senior Loan Documents; no conflicts with law, organizational documents or material contractual obligations; accuracy of disclosure as of the Closing Date; financial statements and pro forma financial information; no material adverse effect; compliance with applicable laws and regulations, material consents and approvals (including with respect to the Acquisition); ownership of property; intellectual property; capitalization of subsidiaries as of the Closing Date; insurance; environmental laws; ERISA and labor matters; no material litigation; margin regulations; anti-terrorism laws, anti-bribery laws and anti-corruption laws (including money laundering laws, rules and regulations and laws applicable to sanctioned persons (including FCPA, OFAC and the PATRIOT Act) (it being understood that, in each case, any such representation and warranty made by any foreign subsidiary shall be subject to any requirements of law and, to the extent such foreign subsidiary cannot make any such representation, then such foreign subsidiary shall represent that it is in compliance with the comparable local laws applicable to it in its jurisdiction of organization); inapplicability of the Investment Company Act of 1940; solvency on a consolidated basis on the Closing Date after giving effect to the

Exhibit A-16

Transactions; payment of taxes; and validity, priority and perfection of liens and security interests in the Collateral; but in all respects, subject to customary limited funding condition provisions.

Affirmative Covenants:

Affirmative covenants customary and usual for financings of this type shall be limited to the following (subject to thresholds and/or exceptions to be set forth in the Senior Loan Documents): delivery of annual audited financial statements within 90 days after the close of each fiscal year (except with respect to the fiscal year ending December 31, 2017, within 120 days after the close of such fiscal year) (accompanied by an opinion of a nationally-recognized independent accounting firm that is not subject to a “going concern” or scope of audit qualification (subject to exceptions to be set forth in the Senior Loan Documents, but also including a qualification resulting solely from any prospective inability to satisfy any financial maintenance covenant)); quarterly unaudited financial statements (for each of the first 3 fiscal quarters of each fiscal year) within 45 days after the end of such fiscal quarter (except with respect to the first fiscal quarter after the Closing Date, within 60 days after the end of such fiscal quarter), in each case, together with a customary narrative report and annual financial projections (showing financial projections for each fiscal quarter in the fiscal year covered thereby) within 90 days after the close of each fiscal year; delivery of certificates, notices and other material information (including notices of default, litigation, ERISA events and material adverse change); compliance with applicable laws and regulations (including environmental laws); commercially reasonable efforts to maintain public corporate credit and public corporate family ratings for the Borrower and public ratings for the Term Facility by each of S&P and Moody’s (but not to maintain a specific rating); payment of taxes; use of proceeds; preservation of existence; visitation and inspection rights; keeping of books and records; maintenance of properties and insurance coverage; covenants to guarantee obligations and give security; provision of information relating to the Aircraft Financing Consents; and further assurances.

Negative Covenants:	Negative covenants customary and usual for financings of this type shall be limited to the following (subject to exceptions and baskets to be set forth in the Senior Loan Documents):

(a) Limitations on indebtedness, with exceptions for, among other things:

A.            additional senior, senior subordinated or subordinated debt in the amount of (a) the greater of (i) $225 million and (ii) an amount equal to 75% of trailing four-fiscal quarter Consolidated EBITDA (minus the aggregate outstanding principal of Incremental Facilities incurred under the Fixed Incremental Amount) plus (b) an additional amount, so long as after giving effect thereto, (i)(1) if such debt is secured by a lien on the Collateral that is pari passu with the lien securing the Senior Secured Facilities, the Total Secured Leverage Ratio does not exceed 4.50:1.00, (2) if such debt is secured by a lien on the Collateral that is junior to the lien securing the Senior Secured Facilities, the Total Secured Leverage Ratio does not exceed 5.00:1.00, (3) if such debt is unsecured, at the Borrower’s election, either (x) the Total Leverage Ratio does not exceed

Exhibit A-17

6.25:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00, in each case described in clauses (1), (2) and (3), calculated on a pro forma basis, including the application of the proceeds thereof ((x) assuming all commitments under any such debt were fully drawn and (y) without “netting” the cash proceeds of such debt), (4) no event of default exists or would result therefrom, (5) if such debt is incurred pursuant to clause (1) above, the conditions set forth in clauses (c) and (e) of the proviso set forth under “Incremental Facilities” are satisfied and if in the form of a loan, the applicable condition set forth in clause (d) of the proviso set forth under “Incremental Facilities” is satisfied and (6) if such debt is incurred pursuant to clause (2) above, the conditions set forth in clauses (c) and (e) of the proviso set forth under “Incremental Facilities” are satisfied and (ii) the aggregate outstanding amount of any debt incurred by Restricted Subsidiaries that are not Loan Parties in reliance on the Ratio Debt Basket shall be subject to a cap to be set forth in the Senior Loan Documents (this clause (A), the “Ratio Debt Basket”),

B.            indebtedness incurred in connection with any Permitted Acquisition (as defined below), so long as, after giving pro forma effect thereto, (i) either (a) if such indebtedness is secured by a lien on the Collateral that is pari passu with the lien securing the Senior Secured Facilities, the Total Secured Leverage Ratio does not exceed the greater of (1) 4.50:1.00 and (2) the Total Secured Leverage Ratio as of the last day of the then most recently completed fiscal quarter (calculated on a pro forma basis), (b) if such indebtedness is secured by a lien on the Collateral that is junior to the lien securing the Senior Secured Facilities, the Total Secured Leverage Ratio does not exceed the greater of (1) 5.00:1.00 and (2) the Total Secured Leverage Ratio as of the last day of the then most recently completed fiscal quarter (calculated on a pro forma basis) or (c) if such indebtedness is unsecured, at the Borrower’s election, either (1) the Total Leverage Ratio does not exceed the greater of (x) 6.25:1.00 and (y) the Total Leverage Ratio as of the last day of the then most recently completed fiscal quarter (calculated on a pro forma basis) or (2) the Interest Coverage Ratio is greater than 2.00:1.00 and (ii) the aggregate outstanding amount of any debt incurred by Restricted Subsidiaries that are not Loan Parties in reliance on the Incurred Acquisition Debt Basket shall be subject to a cap to be set forth in the Senior Loan Documents (this clause (B), the “Incurred Acquisition Debt Basket”),

C.            indebtedness assumed in connection with any Permitted Acquisition, so long as the Borrower is in pro forma compliance with the Financial Covenant (irrespective of whether the Financial Covenant is then in effect) and no event of default exists or would result therefrom,

D. indebtedness of non-Loan Parties in an amount not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket (as defined below) (this

Exhibit A-18

clause (D), the “Non-Loan Party Debt Basket”),

E.             (a) indebtedness permitted to remain outstanding under the Acquisition Agreement, (b) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date and permitted to remain outstanding thereunder, (c) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities, and (d) certain other indebtedness set forth in the Senior Loan Documents that may remain outstanding after the Closing Date (the foregoing indebtedness, together with any replacements, extensions and/or renewals of any such indebtedness that mature or will be terminated on or prior to the Closing Date, but excluding the Aircraft Financing Debt, collectively, the “Permitted Surviving Debt”),

F. indebtedness among Loan Parties,

G. indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party, to the extent permitted by exceptions to the Investments covenant,

H.           a general debt basket in an aggregate outstanding principal amount not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket, which may be secured to the extent permitted by exceptions to the liens covenant,

I.                indebtedness in respect of the lease or purchase or other financing or refinancing of aircraft (including any equipment that is a part thereof) incurred in each fiscal year in an aggregate principal amount not to exceed $35 million per fiscal year (with a one-year carry forward for any unused amounts),

J. indebtedness among non-Loan Parties, and

K.            the Aircraft Financing Debt in an aggregate outstanding principal amount not to exceed the Aircraft Financing Debt outstanding as of the Closing Date subject to the Borrower’s obligation to use the proceeds of the Backstop Term Loans to refinance or repay any the Aircraft Financing Debt for which Aircraft Financing Consents have not been obtained within 60 days following the Closing Date (other than Non-Consenting Aircraft Debt in an aggregate outstanding principal amount not to exceed $50 million).

(b) Limitations on liens, with exceptions for, among other things

A. liens securing debt incurred under clause (a) or (b) of the Ratio Debt Basket,

B. liens securing debt incurred under clause (a) or (b) of the Incurred Acquisition Debt Basket,

C. debt incurred in reliance on the Non-Loan Party Debt Basket,

D. liens securing indebtedness permitted pursuant to clauses (I) and (K) of “Limitations on indebtedness”, and

E. a general lien basket in an aggregate outstanding principal amount

Exhibit A-19

not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket.

(c) Limitations on burdensome agreements (negative pledge clauses with respect to the Collateral).

(d)    Limitations on voluntary prepayments and redemptions or repurchases of material junior lien and/or subordinated debt (other than permitted refinancings) (“Restricted Debt Payments”), with exceptions for, among other things,

A.            a shared general basket for Restricted Debt Payments, Restricted Payments (as defined below) and Investments (as defined below) in an aggregate amount not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket and so long as no event of default exists or would result therefrom (the “Floating Restricted Junior Payment Basket”), and

B. an unlimited basket for Restricted Debt Payments so long as the Total Leverage Ratio does not exceed a level that is 1.25x less than the Initial Total Leverage Ratio.

(e) Limitations on mergers, consolidations and other fundamental changes.

(f) Limitations on sales, transfers and other dispositions of assets.

(g) Limitations on loans and investments (“Investments”), with exceptions for, among other things:

A.            acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or of all or substantially all of the equity interests of any person (including any investment which serves to increase the Borrower’s respective equity ownership in any Restricted Subsidiary or in any joint venture, to the extent such investment in such Restricted Subsidiary or joint venture results in ownership of all or substantially all of the equity ownership of such person) (each, a “Permitted Acquisition”) shall be permitted so long as (i) no default or event of default exists or would result therefrom and (ii) unless the relevant acquisition is financed with the proceeds of qualified equity issuances, acquisitions of entities that do not become Guarantors shall be limited to the greater of (x) an amount to be set forth in the Senior Loan Documents and (y) the applicable Grower Basket,

B. a general Investments basket in an aggregate amount not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket,

C.            an Investment basket for joint ventures or non-wholly owned subsidiaries in an aggregate amount not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket,

D. the Floating Restricted Junior Payment Basket,

E. Investments among Loan Parties,

Exhibit A-20

F. Investments among non-Loan Parties,

G.            Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding principal amount not to exceed the greater of an amount to be set forth in the Senior Loan Documents and the applicable Grower Basket;

H. an unlimited basket for Investments so long as the Total Leverage Ratio does not exceed a level that is 1.00x less than the Initial Total Leverage Ratio; and

I. to the extent constituting Investments, the acquisition of any aircraft and related equipment to the extent permitted by the Senior Loan Documents.

(h) Limitations on dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower (“Restricted Payments”), with exceptions for, among other things,

A. the Floating Restricted Junior Payment Basket,

B. public company costs, and

C. an unlimited basket for Restricted Payments so long as the Total Leverage Ratio does not exceed a level that is 1.25x less than the Initial Total Leverage Ratio.

(i) Limitations on transactions with affiliates, with exceptions for, among other things,

A.            management fees, which shall not be paid to the Sponsor (but may accrue) so long as a payment or bankruptcy event of default then exists (and the Sponsor shall be paid accrued fees after such event of default is cured or waived), and

B. the Sponsor shall be entitled to the reimbursement of costs and expenses (irrespective of the existence of an event of default).

(j) Limitations on change in (i) the nature of their business or (ii) fiscal years.

(k) No modification or waiver of charter documents or any material junior debt documents in a manner materially adverse to the Lenders.

(l) Limitations on sales and leasebacks.

(m) Limitations on activities of Holdings.

With respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of the Senior Loan Documents that does not require compliance with a financial ratio or test (including the Total Leverage Ratio and/or the Total Secured Leverage Ratio) (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of the Senior Loan Documents that requires compliance with a financial ratio or test (including the Total Leverage Ratio and/or the Total Secured Leverage Ratio) (any such amount, an “Incurrence-Based Amount”), any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to any Incurrence-Based Amount.

Exhibit A-21

The limitations on Investments, Restricted Payments and Restricted Debt Payments referenced above in the Senior Loan Documents shall be subject to a carve-out in the amount of a building basket (the “Available Amount”), which will equal the sum of (i) the greater of (x) $75 million and (y) 25% of Consolidated EBITDA (this clause (y), the “Available Amount Grower”), plus (ii) a growth amount based on [50% of adjusted consolidated net income (or, if adjusted consolidated net income is a deficit, minus 100% of such deficit), calculated quarterly][the retained portion of excess cash flow (i.e. the portion of excess cash flow that is not required to be applied to repay the Term Loans)](3), which amount shall not be negative (the “Growth Amount”), plus (iii) the amount of proceeds of cash equity investments in Holdings after the Closing Date, the proceeds of which are contributed to Borrower and which consist of common equity or other qualified equity on terms to be set forth in the Senior Loan Documents (but excluding any Specified Equity Contribution (as defined below)) (“Permitted Equity”), plus (iv) the fair market value of capital contributions after the Closing Date in respect of Permitted Equity of the Borrower, plus (v) debt and disqualified stock issued after the Closing Date that have been exchanged or converted into Permitted Equity, together with the fair market value of any property received upon such exchange or conversion, plus (vi) returns, profits, distributions and similar amounts received on investments made using the Available Amount (up to the amount of the original investment), plus (vii) the amount of any investment made by the Borrower and/or any of its Restricted Subsidiaries in reliance on the Available Amount (up to the amount of the original investment) in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries, plus (viii) Declined Proceeds; provided, that in the case of Restricted Payments and Restricted Debt Payments made using the Available Amount, as of the date of declaration thereof or giving of irrevocable notice (which may be conditional) in respect thereof, no event of default exists and is continuing.

Certain exceptions that are subject to a monetary cap shall also include a “builder component” based on a percentage of [the Consolidated EBITDA][consolidated total assets](4) that corresponds to the applicable initial monetary cap (the “Grower Basket”).

Financial Covenant:

The financial covenant applicable to the Borrower and its Restricted Subsidiaries shall be limited to a Total Secured Leverage Ratio covenant (the “Financial Covenant”) and shall be applicable to the Revolving Facility only. The Financial Covenant will have no step downs and will be set at a level to be set forth in the Senior Loan Documents that reflects a cushion of not less than 35% to Consolidated EBITDA in the Sponsor’s model.

The Financial Covenant shall be tested only in the event that on the last day of

(3)  Sponsor to elect prior to launch.

(4)  Sponsor to elect prior to launch.

Exhibit A-22

any fiscal quarter of the Borrower, the aggregate amount of all outstanding Revolving Loans (including Swingline Loans, but excluding, for the avoidance of doubt, (i) all issued and outstanding undrawn Letters of Credit up to $10 million and (ii) all Letters of Credit to the extent cash collateralized or backstopped) exceed 30% of the revolving commitments (with measurement to commence, if applicable, as of the last day of the first full fiscal quarter after the Closing Date).

For purposes of determining compliance with the Financial Covenant, any cash capital contribution or cash common equity investment made in the Borrower not later than 15 business days after the date financial statements are required to be delivered for the applicable fiscal quarter (the “Cure Date”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA (as such term shall be defined in the Senior Loan Documents) solely for purposes of determining compliance with such financial covenants at the end of such fiscal quarter and subsequent periods that include such fiscal quarter (each, a “Specified Equity Contribution”); provided, that (a) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) there shall be a maximum of five Specified Equity Contributions made during the term of the Senior Secured Facilities, (c) the amount of any Specified Equity Contribution shall not exceed the amount required to comply with the Financial Covenant, (d) Specified Equity Contributions shall not be included for purposes of determining pricing, financial ratio-based conditions or any basket or exception with respect to the covenants the Senior Loan Documents and (e) there shall be no pro forma or other reduction of the amount of indebtedness by the amount of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Specified Equity Contribution is made (other than, with respect to any future period that includes such fiscal quarter, with respect to any portion of such Specified Equity Contribution that is actually applied to repay any indebtedness).

The Senior Loan Documents will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Specified Equity Contribution will be made after delivery of written notice to the Senior Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of the Specified Equity Contribution; provided, that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto and to the extent the applicable Specified Equity Contribution has not been made prior to the applicable Cure Date, such standstill shall end when such Specified Equity Contribution may no longer be timely made in respect of such fiscal quarter. No Revolving Lender, Swingline Lender or L/C Issuer, as applicable, shall be required to fund any Revolving Loans or Swingline Loans, or issue any Letters of Credit, as applicable, at any time during such standstill period.

Events of Default:

Events of default customary and usual for financings of this type shall be limited to the following (subject to grace periods, thresholds and exceptions to be set forth in the Senior Loan Documents): failure to pay principal when due; failure to pay or interest or other amounts within five business days when due; inaccuracy of representations or warranties in any material respect when made; breach of covenants (subject, in the case of affirmative covenants (other than

Exhibit A-23

notices of default and the covenant to maintain the existence of the Borrower) to a grace period of 30 days after the earlier of (i) the Borrower’s knowledge and (ii) receipt of written notice from the Senior Agent); cross-default and cross-acceleration to material debt (other than for the first 60 days post-closing, all Non-Consenting Aircraft Debt and thereafter, Non-Consenting Aircraft Debt in an aggregate outstanding principal amount not to exceed $50 million); bankruptcy and insolvency events with respect to the Borrower or a material Restricted Subsidiary; material monetary judgment defaults; actual (or asserted in writing by a Loan Party) invalidity or impairment of any material guarantees or security documents; invalidity of debt or lien subordination provisions related to material debt; a change of control (to be defined in the Senior Loan Documents); and customary ERISA defaults (subject to a material adverse effect qualifier).

Notwithstanding the foregoing, a breach of the Financial Covenant shall not constitute a default or event of default for purposes of the Term Facility unless the Revolving Lenders have accelerated the loans under the Revolving Facility and terminated the commitments in respect thereof as a result of such breach.

Amendments:

Amendments and waivers of the provisions of the Senior Loan Documents shall require the approval of Lenders holding more than 50% of the aggregate principal amount of the Loans and unused commitments under the Senior Secured Facilities (the “Required Lenders”); provided, that (a) the consent of each directly and adversely affected Lender (but without requiring the consent of the Required Lenders) shall be required for (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees of such Lender; (iii) extensions or reductions of scheduled amortization or the final maturity date of the Loans or commitments of such Lender; (iv) releases of all or substantially all of the Collateral or all or substantially all of the value of the guarantees (except as provided in the Senior Loan Documents); and (v) modifications to voting percentages or pro rata treatment; (b) the consent of Revolving Lenders holding commitments under the Revolving Facility in excess of 50% of the aggregate commitments under the Revolving Facility (the “Required Revolving Lenders”) may waive the Financial Covenant (or any component definition thereof to the extent applicable thereto) without the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders) and (c) customary protections for the Senior Agent, the Swingline Lender and each L/C Issuer will be provided.

Notwithstanding anything to the contrary set forth herein, the Senior Loan Documents will provide that at any time (i) the scheduled maturity dates of part or all of any Loans or commitments of any Lender may be extended solely with the consent of such Lender, (ii) the scheduled amortization payment of any Loan of any Lender may be reduced solely with the consent of such Lender and (iii) any tranche of Term Loans may be refinanced with a replacement tranche of term loans, or modified with a lower rate of interest with the consent of each Lender holding Term Loans subject thereto.

The Senior Loan Documents shall contain customary provisions for replacing (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all (or all affected) Lenders, so long as the Lenders holding more than 50% of the aggregate amount of the Loans and unused commitments have consented thereto, (ii) defaulting Lenders or insolvent

Exhibit A-24

Lenders and (iii) Lenders in connection with increased costs or taxes or the inability to provide LIBOR Loans.

Notwithstanding the foregoing, modifications to customary provisions in connection with “amend and extend” transactions shall be permitted on customary terms and shall only require approval of the affected Lenders.

The Senior Loan Documents will permit the Senior Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental Facility made available without any Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility in the Senior Loan Documents.

In addition, if the Senior Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Senior Loan Documents, then the Senior Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

EU Bail-In Provisions:	The Senior Loan Documents shall contain customary “EU Bail-In” provisions.

Defaulting Lenders:	The Senior Loan Documents shall contain customary provisions relating to defaulting Lenders.

Assignments and Participations:

Subject to the second succeeding paragraph, each Lender may assign all or part (subject to minimum amounts to be set forth in the Senior Loan Documents) of its Loans and commitments to eligible assignees (to be defined in the Senior Loan Documents) with the consent of (a) the Borrower, unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is (i) in the case of the Term Facility, to a Term Lender, an affiliate of a Term Lender or an approved fund of a Term Lender or (ii) in the case of the Revolving Facility, only to another Revolving Lender, (b) the Senior Agent and (c) in the case of assignments of Revolving Loans or commitments, each L/C Issuer and the Swingline Lender (each such consent not to be unreasonably withheld or delayed); provided, that the consent of the Borrower with respect to an assignment of loans under the Term Facility shall have been deemed to have been given if the Borrower has not responded within ten (10) business days of written request for such consent.

Subject to the next succeeding paragraph, each Lender may sell participations in all or part of its Loans and commitments under one or more of the Senior Secured Facilities; provided, that no participant shall have direct or indirect voting rights under the Senior Secured Facilities except for certain unanimous/all affected Lender voting issues. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.

No assignment or participation may be made to certain disqualified institutions; provided, that the schedule of such disqualified institutions shall be made available by the Senior Agent to any Lender that specifically requests a copy thereof.

Notwithstanding anything to the contrary set forth herein, the Senior Loan Documents will provide that Term Loans may be purchased by and assigned to Holdings, the Borrower and their subsidiaries and the Sponsor and its affiliates

Exhibit A-25

(collectively, but excluding any Debt Fund Affiliate (as defined below), “Affiliated Lenders”) without any consent on a non-pro rata basis through a Dutch auction and/or similar procedures to be set forth in the Senior Loan Documents and/or through open market purchases; provided, that (i) in the case of Dutch auctions, the option to sell Term Loans is offered to all applicable Lenders on a pro rata basis in accordance with customary procedures and subject to customary terms and conditions to be set forth in the Senior Loan Documents, (ii) at the time of purchase, no Affiliated Lender shall be required to represent and warrant to the selling Lenders that such Affiliated Lender is not in possession of material non-public information with respect to the Borrower and its subsidiaries or any of their respective securities, (iii) any such Term Loans acquired by Holdings or the Borrower or any of their subsidiaries shall be retired and promptly cancelled, (iv) Affiliated Lenders may not hold more than 25% of the total principal of the Term Loans then outstanding (after giving effect to any simultaneous cancellation thereof), (v) the proceeds from Revolving Loans may not be used to acquire such Term Loans and (vi) subject to exceptions to be set forth in the Senior Loan Documents, no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender only” conference calls or meetings or receive any related “lender only” information. Any Term Loans acquired by the Sponsor or any of its affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities that are otherwise permitted to be issued by such entity at such time.

Affiliated Lenders will not be permitted to vote on matters submitted to Lenders for consideration (including in connection with any plan of reorganization) and their Term Loans shall be disregarded in determining other Lenders’ commitment and Loan percentages; provided, that (A)(i) the commitments or obligations of any Affiliated Lender shall not be increased, (ii) the due dates for payments of interest and scheduled amortization (including at maturity) of any Loans owed to any Affiliated Lender will not be extended and (iii) the amounts owing to any Affiliated Lender will not be reduced, in each instance in clauses (i) through (iii), without the consent of such Affiliated Lender, (B) Affiliated Lenders shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby and (C) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

In addition, the Senior Loan Documents shall provide that Term Loans and/or commitments under the Revolving Facility may be purchased by and assigned to any Debt Fund Affiliate, notwithstanding any consent requirements set forth above through (a) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases on a non-pro rata basis; provided, that for any Required Lender vote, Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders or majority in interest of any class of Lenders have consented to any amendment, waiver or other action. The provisions of the immediately preceding two paragraphs shall not apply to a Debt Fund Affiliate and each Lender shall be permitted to assign or participate

Exhibit A-26

all or a portion of such Lender’s Term Loans and/or commitments under the Revolving Facility to any Debt Fund Affiliate without regard to such foregoing provisions (but subject to the proviso set forth in the immediately preceding sentence).

“Debt Fund Affiliate” means (i) American Securities Opportunities Fund and (ii) any other affiliate of the Sponsor that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

Expenses and Indemnification:	Customary for facilities and transactions of this type.

Taxes, Yield Protection and Increased Costs:	Customary for facilities and transactions of this type.

Governing Law and Forum:	State of New York.

Counsel to the Senior Joint Lead Arrangers and the Senior Agent:	Milbank, Tweed, Hadley & McCloy LLP.

Exhibit A-27

EXHIBIT B

PROJECT ROCKIES

SUMMARY OF TERMS AND CONDITIONS

$560 MILLION BRIDGE FACILITY

This summary of the terms and conditions (“Term Sheet”) for the Bridge Facility (as defined below) is for indicative purposes only and does not include descriptions of all of the terms or conditions to be contained in this definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”).  This summary of terms and conditions is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third party.

Transaction Summary:

American Securities LLC (together with its controlled affiliates (including its affiliated private equity funds), collectively, the “Sponsor”) and other investors, which may include members of management of the Target (as defined below) and its subsidiaries and certain direct or indirect equityholders of the Target (such other investors, together with the Sponsor, collectively, the “Investors”), intend to acquire (the “Acquisition”) Air Methods Corporation, a Delaware corporation (the “Target”), all as set forth in the Agreement and Plan of Merger, dated as of March 14, 2017 (including the schedules, exhibits and annexes thereto, the “Acquisition Agreement”), among the Target, ASP AMC Merger Sub, Inc. (the “Merger Sub”) and ASP AMC Intermediate Holdings, Inc. (the “Buyer”). In connection therewith:

•                  Pursuant to the Acquisition Agreement, the Merger Sub will merge with and into the Target, with the Target as the surviving entity.

•                  The Investors will make cash (or in the case of management of the Target and its subsidiaries and/or direct or indirect equity holders of the Target, non-cash) equity contributions (such non-cash equity contributions shall be retained, converted or in the form of “rollover equity”) directly or indirectly, to Buyer (the “Sponsor Equity Contribution”), which cash equity, when combined with equity of members of management and certain direct or indirect equity holders of the Target that will be retained, converted or rolled over, if any (together with the Sponsor Equity Contribution, collectively, the “Equity Contribution”), will constitute an aggregate amount of not less than 25% of the sum of (i) the aggregate gross proceeds of the term loan facility in an aggregate principal amount of $930 million(5) (the “Term Facility” and the loans under the Term Facility, the “Term Loans”) borrowed on the Closing Date (as defined below), (ii) the aggregate gross proceeds from the issuance of senior unsecured notes in a Rule 144A or other private placement (the “Senior Notes”) or the borrowing of senior unsecured bridge loans (the “Bridge Facility”), as applicable, (iii) indebtedness in respect of capitalized leases and aircraft financings (including indebtedness under the Target’s applicable Aircraft Financing

(5)  Term Facility amount to be increased by up to $400M on a dollar for dollar basis by any non-Rolling Aircraft Financing Debt as described in Exhibit A.

Documents (as defined in the Acquisition Agreement) (the “Aircraft Financing Debt”)) and (iv) the Equity Contribution (the “Minimum Equity Contribution”); provided, that immediately after giving effect to the Transactions, the Sponsor shall own, directly or indirectly, at least a majority of the outstanding voting capital stock of the Target.

•                  All existing indebtedness for borrowed money of the Target and its subsidiaries under that certain Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 21, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Existing Credit Agreement”), by and among, inter alios, the Target, Keybank National Association, as administrative agent and collateral agent, and the lenders party thereto from time to time, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated (or irrevocable notice for the repayment or redemption thereof will be given) (the “Refinancing”).

The fees, premiums, expenses and other transaction costs incurred in connection with the transactions described above (collectively, the “Transactions”), including funding any original issue discount and upfront fees will be paid.

“Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver by RBC Capital Markets, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC of the relevant conditions and the funding of the initial borrowings under $1,055 million(6) of senior secured credit facilities (the “Senior Secured Facilities”).

Borrower:	Initially, Merger Sub and following the consummation of the Acquisition and the merger of Merger Sub with and into the Target, the Target (the “Borrower”).

Guarantors:

The Bridge Facility shall be jointly and severally guaranteed by each of the Borrower’s existing and future wholly-owned domestic Restricted Subsidiaries (as defined below) (collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”) on a senior secured basis, subject to exceptions to be set forth in the Bridge Credit Documentation, including, without limitation, for the following types of subsidiaries (“Excluded Subsidiaries”): foreign subsidiaries, foreign subsidiary holding companies, subsidiaries of foreign subsidiaries, special purpose entities, Unrestricted Subsidiaries (as defined below) and immaterial subsidiaries which meet certain thresholds to be set forth in the Bridge Credit Documentation, any subsidiary that is prohibited by law or contractual obligation from providing a guaranty (provided, that such contractual obligation exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary and such contractual obligations have not been entered into in contemplation of such Restricted Subsidiary becoming a subsidiary), not-for-profit subsidiaries, captive insurance subsidiaries and any other subsidiary to

(6)  Term Facility amount to be increased by up to $400M on a dollar for dollar basis by any non-Rolling Aircraft Financing Debt as described in Exhibit A.

the extent the Bridge Agent and the Borrower mutually determine the cost or burden of obtaining the guaranty (including any adverse tax consequences) outweigh the benefit to the Bridge Lenders; provided, that the Borrower, in its sole discretion, may elect to cause (or direct Holdings to cause) (A) one or more Excluded Subsidiaries to become Guarantors and (B) any Guarantor that is or becomes an Excluded Subsidiary (including an Excluded Subsidiary that became a Guarantor pursuant to clause (A)) to be released from its guarantee, in each case, subject to limitations to be set forth in the Bridge Credit Documentation; provided, further, that each Guarantor shall be automatically released upon release of its guaranty under the Senior Secured Facilities (or any replacement credit facilities) or upon the consummation of any permitted transaction after which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case other than pursuant to a repayment or refinancing of the Senior Secured Facilities or any replacement credit facilities.

“Unrestricted Subsidiary” and “Restricted Subsidiary” shall be defined in the Bridge Credit Documentation.

Bridge Agent:

Morgan Stanley Senior Funding, Inc. (acting through such of its affiliates or branches as it deems appropriate, “MSSF”) (in such capacity, the “Bridge Agent” and together with the Senior Agent, the “Administrative Agent”).

Bridge Joint Lead Arrangers and Joint Bookrunners:	RBC Capital Markets, MSSF and Barclays Bank PLC (in such capacity, the “Bridge Lead Arrangers” and together with the Senior Lead Arrangers, the “Lead Arrangers”).

Bridge Lenders:	A syndicate of financial institutions arranged by the Bridge Lead Arrangers and reasonably acceptable to the Sponsor (collectively, the “Bridge Lenders”).

Bridge Facility:

A senior bridge facility providing for term loans in an aggregate principal amount of $560 million minus the amount of gross proceeds from any Senior Notes issued on or prior to the Closing Date (the loans thereunder, the “Initial Bridge Loans” and, together with the Term Loans, the “Loans”).

Amortization:	None.

Maturity/Exchange:

The Initial Bridge Loans shall initially mature on the date which is one (1) year following the Closing Date (the “Initial Bridge Loan Maturity Date”), which date shall be extended as provided below.

If any Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date unless a bankruptcy event of default with respect to the Borrower has occurred and is continuing on such date, such Initial Bridge Loans shall automatically be extended to the 8th anniversary of the Closing Date (the “Senior Extended Term Loans” and, together with the Initial Bridge Loans, the “Bridge Loans”).

The lenders in respect of such Senior Extended Term Loans will have the option upon not less than 5 business days’ notice at any time or from time to time after the Initial Bridge Loan Maturity Date to receive, in exchange for such Senior Extended Term Loans, senior unsecured exchange notes (the “Senior Exchange Notes”) having the terms set forth in the term sheet attached hereto as Annex I;

provided, that a Bridge Lender may not elect to exchange its outstanding Senior Extended Term Loans for Senior Exchange Notes unless the conditions set forth on Annex I under “Principal Amount” have been satisfied.

Purpose and Availability:

The Initial Bridge Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Bridge Loans may not be reborrowed.

The proceeds of the Initial Bridge Loans will be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

Notwithstanding anything to the contrary herein, the Bridge Loans, the Senior Extended Term Loans and the Senior Exchange Notes shall be pari passu for all purposes.

Interest:

On or prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus [  ] basis points. Such spread over Adjusted LIBOR will increase by [  ] basis points at the end of the first [   ] period after the Closing Date and increase by an additional [  ] basis points at the end of each [   ] period thereafter until (but not including) the Initial Bridge Loan Maturity Date, but not to exceed an amount per annum to be set forth in the Bridge Credit Documentation (the “Total Senior Cap”).

Following the Initial Bridge Loan Maturity Date, all outstanding Senior Extended Term Loans will accrue interest at the rate provided therefor under the heading “Interest Rate” on Annex I hereto.
At any time when a payment (with respect to any principal or interest) event of default under the Bridge Facility exists, such overdue amount shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate otherwise applicable thereto.

Calculation of interest on the Initial Bridge Loans shall be on the basis of actual days elapsed in a year of 360 days. “Adjusted LIBOR” means for each 3-month period after the Closing Date, the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for such 3-month period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen).

Interest will be payable in cash in arrears (a) for the Initial Bridge Loans, at the end of each 3-month interest period and on the Initial Bridge Loan Maturity Date and (b) for the Senior Extended Term Loans, semi-annually, commencing on the date that is 6 months after the Initial Bridge Loan Maturity Date and on the final maturity date.

Optional Prepayments:	The Initial Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at par plus accrued and unpaid interest.

Mandatory Prepayments:

The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to: (a) 100% of the net cash proceeds of the issuance of senior unsecured notes (the “Securities”) and, subject to exceptions to be set forth in the Bridge Credit Documentation (which shall include borrowings under the Senior Secured Facilities), any other debt for borrowed money incurred by the Borrower or its Restricted Subsidiaries (less, in the case of such other debt for borrowed money, the amount required to prepay the Senior Secured Facilities); provided, that in the case of an issuance of Securities to any Bridge Lender (or any of its affiliates) or any person to whom a Bridge Lender participated an interest in the Initial Bridge Loans (or any of such participant’s affiliates) (such Bridge Lenders, participants and affiliates, each a “Specified Bridge Party” and collectively, the “Specified Bridge Parties”), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Securities may, at the option of such Specified Bridge Party, be applied first to prepay the Initial Bridge Loans of such Specified Bridge Party (provided, that if there is more than one such Specified Bridge Party then such net cash proceeds will be applied pro rata to prepay the Initial Bridge Loans of all such Specified Bridge Parties in proportion to such Specified Bridge Party’s principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders, (b) 100% of the net cash proceeds from issuances of public equity by the Borrower or any parent thereof received by the Borrower, subject to exceptions to be set forth in the Bridge Credit Documentation (which exceptions will, in any event, exclude any issuances to the Investors and management) and (c) 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions (including condemnation and casualty events) by the Borrower or any of its Restricted Subsidiaries in excess of amounts either reinvested (which reinvestment rights shall be consistent with the Senior Secured Facilities) or required to repay the Senior Secured Facilities or other secured indebtedness permitted thereunder, in the case of any such prepayments pursuant to the foregoing clauses (a), (b) and (c) above with exceptions and baskets consistent with the provisions of the Bridge Credit Documentation and, in the case of clause (c), including, but not limited to, exceptions and baskets no less favorable to the Borrower and its Restricted Subsidiaries than those applicable to the Senior Secured Facilities.

In addition, the Borrower will also be required to offer to repay the Initial Bridge Loans upon the occurrence of a change of control (to be defined in the Bridge Credit Documentation in a manner customary for high-yield senior notes offered by leveraged affiliates of top-tier sponsors) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

Collateral:	None.

Representations and Warranties:

The Bridge Credit Documentation will contain substantially the same representations and warranties as those in the definitive documentation for the Senior Secured Facilities (the “Senior Loan Documents”), with appropriate modifications to reflect the unsecured bridge loan status of the Initial Bridge Loans (and in any event such representations and warranties shall not be more restrictive to the Borrower and its Restricted Subsidiaries than those set forth in the Senior Loan Documents), but limited on the Closing Date to customary limited funding conditions provisions.

Covenants:

The Bridge Credit Documentation will contain affirmative and incurrence-based negative covenants (but not financial maintenance covenants), in each case based on the covenants contained in the preliminary offering memorandum used to market the Senior Notes prior to the Closing Date; provided, that (i) except as set forth herein, the covenants contained in the Bridge Credit Documentation shall not be more restrictive to the Borrower and its Restricted Subsidiaries than, or contain any covenants not included in, the Senior Loan Documents; provided, that, prior to Initial Bridge Loan Maturity Date, the covenants with respect to debt, liens and restricted payments may be more restrictive than that applicable to the Senior Extended Term Loans and the Senior Exchange Notes (but in any event, except as set forth above, shall be no more restrictive than those set forth in the Senior Loan Documents); (ii) the indebtedness incurrence covenant shall contain baskets for (a) credit facilities indebtedness (to equal the amount of funded Term Loans plus all Revolving Commitments and/or Revolving Loans plus the Fixed Incremental Amount, in each case as in effect on the Closing Date), (b) additional indebtedness subject to compliance with a Consolidated Fixed Charge Coverage Ratio of at least 2.00 to 1.00, (c) secured indebtedness in respect of the lease or purchase or other financing or refinancing of aircraft (including any equipment that is a part thereof) incurred in each fiscal year in an aggregate principal amount not to exceed $35 million (with a one-year carry forward for any unused amounts), (d) customary permitted liens, including a permitted liens basket subject to pro forma compliance with a Total Secured Leverage Ratio of not greater than the Initial Total Secured Leverage Ratio and (e) other indebtedness in amounts to be set forth in the Bridge Credit Documentation; and (iii) the restricted payments covenant shall include a customary high yield restricted payments building basket based on consolidated net income. Following the Initial Bridge Loan Maturity Date, the covenants in the Bridge Credit Documentation will automatically be modified so as to be consistent with the Senior Exchange Notes or as otherwise provided on Annex I to this Term Sheet.

With respect to any amount incurred or any transaction entered into (or consummated) in reliance on a fixed amount substantially concurrently with any amount incurred or any transaction entered into (or consummated) in reliance on an incurrence-based amount, any fixed amount shall be disregarded in the calculation of the financial ratio or test applicable to any incurrence-based amount.

Events of Default:

The Bridge Credit Documentation will contain events of default (including grace periods and threshold amounts) customary for high yield senior notes (but in any event no more restrictive than those set forth in the Senior Loan Documents (and containing only cross-acceleration and cross payment default in respect of principal at maturity rather than cross-default provisions)).

If an event of default shall occur and be continuing, the Required Bridge Lenders (as defined below), by written notice to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of default (with respect to the Borrower or any significant subsidiary only) occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the Required Bridge Lenders.

Voting:

Amendments and waivers of the Bridge Credit Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of the then outstanding Bridge Loans (the “Required Bridge Lenders”), except that (a) the consent of each Bridge Lender directly and adversely affected thereby (but not the Required Bridge Lenders) shall be required with respect to (i) reductions in the principal of any Initial Bridge Loan owed to such Bridge Lender, (ii) except as contemplated under “Maturity Date/Exchange” above, extensions of the Initial Bridge Loan Maturity Date or the due date of any interest payment (other than extensions for administrative convenience, as agreed by the Bridge Agent) and (iii) reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such Bridge Lender and (b) the consent of 100% of the Bridge Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “Required Bridge Lenders” and (ii) releases of all or substantially all of the value of the Bridge Facility guarantees (other than in accordance with the Bridge Credit Documentation).

The Bridge Credit Documentation will contain provisions allowing the Borrower to replace a Bridge Lender in connection with amendments and waivers requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby (so long as the Required Bridge Lenders consent), increased costs, taxes, etc.

EU Bail-In Provisions:	The Bridge Credit Documentation shall contain customary “EU Bail-In” provisions.

Assignments and Participation:

Subject to the prior approval of the Bridge Agent (such approval not to be unreasonably withheld), the Bridge Lenders will have the right to assign Bridge Loans (other than to any disqualified institution or a natural person) in consultation with (but without the consent of) the Borrower and, in the case of assignments to the Borrower and its subsidiaries or the Sponsor, on terms and conditions no less favorable to the Borrower and its subsidiaries or the Sponsor than those set forth in the Senior Loan Documents; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless a payment or bankruptcy (with respect to the Borrower) event of default shall have occurred and be continuing, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment if, subsequent thereto, the initial commitment parties would hold, in the aggregate, less than 50.1% of the outstanding Initial Bridge Loans. Upon any assignment of any Initial Bridge Loans or Senior Extended Term Loans to the Borrower or its Restricted Subsidiaries, such Initial Bridge Loan or Senior Extended Term Loan shall be cancelled. The Investors and their affiliates may purchase Bridge Loans subject to limitations consistent with the Term Facility.

The Bridge Lenders will have the right to participate their Senior Bridge Loans (other than to any disqualified institution or a natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Agent shall be permitted to make the list of disqualified institutions (other than any “reasonably identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of disqualified institution) available to any Lender who specifically requests a copy thereof. The Bridge Agent shall not have any liability for assignments or participations made to disqualified institutions, Holdings, the Borrower and their subsidiaries and the Sponsor and its affiliates (regardless of whether the consent of the Agent is required thereto), and none of the Borrower, any Lender or any of their respective affiliates will bring any claim to such effect.

Yield Protection:	Consistent with the Senior Loan Documents, with appropriate modifications to reflect that the Bridge Facility is an unsecured facility.

Expenses and Indemnification:	Consistent with the Senior Loan Documents, with appropriate modifications to reflect that the Bridge Facility is an unsecured facility.

Governing Law and Forum:	New York.

Counsel to the Bridge Lead Arrangers and the Bridge Agent:	Milbank, Tweed, Hadley & McCloy LLP.

ANNEX I

PROJECT ROCKIES

SUMMARY OF TERMS AND CONDITIONS

OF THE SENIOR EXCHANGE NOTES AND SENIOR EXTENDED TERM LOANS

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Term Sheet to which this Annex I is attached.

Issuer:	The Borrower (the “Issuer”).

Guarantors:	Same as under the Bridge Facility.

Principal Amount:

The Senior Exchange Notes will be available only in exchange for the Senior Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Senior Exchange Note will equal 100% of the aggregate principal amount of the Senior Extended Term Loan for which it is exchanged. In the case of the initial exchange by the Bridge Lenders, the minimum amount of Senior Extended Term Loans to be exchanged for the Senior Exchange Notes shall not be less than $100 million.

Maturity Date:	The Senior Exchange Notes and the Senior Extended Term Loans will mature on the 8th anniversary of the Closing Date.

Interest Rate:

The Senior Exchange Notes and the Senior Extended Term Loans will bear interest at a rate equal to the Total Senior Cap.

At any time when the Issuer is in default in the payment of any principal or interest under the Senior Exchange Notes or the Senior Extended Term Loans, such overdue amount shall bear interest, to the fullest extent permitted by law, at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable on the Senior Exchange Notes in arrears semi-annually commencing on the date that is 6 months after the Initial Bridge Loan Maturity Date and on the final maturity date. Interest on the Senior Exchange Notes shall be calculated on the basis of a year of 360 days consisting of 30-day months.

Optional Redemption:

The Senior Extended Term Loans and, subject to the following paragraph, the Senior Exchange Notes may be repaid or redeemed, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the redemption date.

The Senior Exchange Notes will be (a) non-callable for the first 3 years from the Closing Date (subject to the right to redeem on one or more occasions 40% of the Senior Exchange Notes from the proceeds of one or more equity offerings within the first 3 years at par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Exchange Notes and a call at par plus accrued interest plus a customary make-whole premium); and (b) thereafter,

Exhibit B-I-1

callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on such Senior Exchange Notes, which premium shall decline ratably on each yearly anniversary of the Closing Date to 0% on the date that is 2 years prior to the final maturity date of the Senior Exchange Notes; provided, that, so long as any such Senior Exchange Notes are held by the Initial Bridge Lenders or their affiliates (other than (x) asset management affiliates purchasing the Securities in the ordinary course of their business as part of a regular distribution of the Securities (the “Asset Management Affiliates”) and (y) any Senior Exchange Notes acquired by such Initial Bridge Lender or any of its affiliates in connection with bona fide open market purchases or market making activities), such notes shall be callable at par plus accrued interest.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repay the Senior Extended Term Loans upon the occurrence of a change of control (to be defined in the Bridge Credit Documentation) and, subject to customary exceptions for high yield senior notes to be set forth in the Bridge Credit Documentation, upon the consummation of non-ordinary course asset sales (which offers shall be at 100% of the principal amount of such Senior Extended Term Loans, plus accrued and unpaid interest).

Unless the Issuer has exercised its right to redeem the Senior Exchange Notes, the Issuer will be required to offer to repurchase the Senior Exchange Notes upon the occurrence of a change of control (to be defined in the Bridge Credit Documentation) and, subject to customary exceptions for high yield senior notes to be set forth in the Bridge Credit Documentation, upon the consummation of non-ordinary course asset sales (which offers shall be at 101% of the principal amount of such Senior Exchange Notes in the case of a change of control offer (unless such Senior Exchange Notes are held by the Bridge Lenders or their affiliates, other than (x) Asset Management Affiliates and (y) any Senior Exchange Notes acquired by such Bridge Lender or any of its affiliates in connection with bona fide open market purchases or market making activities) in which case the change of control offer shall be at 100% of the principal amount of such Senior Exchange Notes, and 100% of the principal amount of such Senior Exchange Notes in the case of any such asset sale offer, in each case plus accrued and unpaid interest).

Registration Rights:	None.

Right to Transfer Senior Exchange Notes:	The holders of the Senior Exchange Notes shall have the absolute and unconditional right to transfer such Senior Exchange Notes in compliance with applicable law to any third parties.

Covenants:

Customary covenants for high yield senior notes to be set forth in the Bridge Credit Documentation and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Senior Notes.

Defeasance; Satisfaction and Discharge:

Customary defeasance and satisfaction and discharge provisions for high yield senior notes to be set forth in the Bridge Credit Documentation and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Senior Notes.

Exhibit B-I-2

Events of Default:

Customary events of default (including grace periods and threshold amounts) for high yield senior notes to be set forth in the Bridge Credit Documentation and based on those contained in the preliminary offering memorandum, if any, used to market the Senior Notes.

Governing Law and Forum:	New York.

Exhibit B-I-3

EXHIBIT C

PROJECT ROCKIES

CONDITIONS TO CLOSING

$1,055(7) MILLION SENIOR SECURED CREDIT FACILITIES

$560 MILLION SENIOR BRIDGE FACILITY

The availability and initial funding of the Facilities shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Funding Conditions Provision).  Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or in Annex A or Exhibits A and B attached thereto.

(a)                                 Each Loan Party shall have executed and delivered the relevant Loan Documents to which it is a party and the Commitment Parties shall have received (i) customary legal opinions, evidence of authority, corporate documents, and officers’ certificates as to the Loan Parties, (ii) customary UCC lien searches, (iii) a customary borrowing request, (iv) a customary closing certificate and (v) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached hereto as Annex A, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(b)                                 Subject to the Funding Conditions Provision, all documents and instruments necessary to establish that the Senior Agent will have a perfected first lien security interest (subject to permitted liens under the Senior Loan Documents) in the Collateral under the Senior Secured Facilities shall have been executed (to the extent applicable) and delivered to the Senior Agent and, if applicable, be in appropriate form for filing.

(c)                                  Receipt by the Lead Arrangers of (i) an audited consolidated balance sheet as of December 31, 2014, December 31, 2015 and December 31, 2016 and audited consolidated statements of operations, comprehensive income (loss) and cash flows of the Target as of and for each of the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, (ii) unaudited consolidated balance sheets and consolidated statements of income and cash flows of the Target for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date and (iii) a pro forma consolidated balance sheet of the Borrower and related pro forma statement of income as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided, that (x) such consolidated financial statements shall have been prepared in accordance with GAAP, (y) each such pro forma financial statement shall be prepared in good faith by the Borrower and (z) no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (collectively, clauses (i), (ii) and (iii), the “Required Bank Information”).  The Lead Arrangers acknowledge that the financial information described in clause (i) above has been received as of the date of the Commitment Letter.

(d)                                 Payment of all fees and expenses of the Lenders, the Agents and the Lead Arrangers required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter and the Fee Letter, to the extent invoiced at least three business days prior to the Closing Date.

(7)  Term Facility amount to be increased by up to $400M on a dollar for dollar basis by any non-Rolling Aircraft Financing Debt as described in Exhibit A.

Exhibit C-1

(e)                                  The Refinancing shall have been consummated.

(f)                                   Receipt by the Lead Arrangers at least 3 business days prior to the Closing Date of all information with respect to the Loan Parties reasonably requested by them in writing at least 10 business days prior to the Closing Date under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(g)                                  Substantially concurrently with the funding of the initial borrowings under the Facilities, the Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, modifications, waivers or consents by Buyer that are materially adverse to the interests of the Commitment Parties or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being agreed that (i) any decrease in the purchase price (x) of less than 10% shall not be materially adverse to the interests of the Commitment Parties or the Lead Arrangers in their respective capacities as such and (y) of 10% or more shall not be materially adverse to the interests of the Commitment Parties or the Lead Arrangers in their respective capacities as such so long as, in each case, such decrease is allocated first to reduce the Sponsor Equity Contribution such that the Equity Contribution represents not less than the Minimum Equity Contribution, and then pro rata to the Term Facility, the Sponsor Equity Contribution and the Senior Notes (or, to the extent the Senior Notes are not issued, the Bridge Facility), on a dollar-for-dollar basis; provided, that the Equity Contribution represents not less than the Minimum Equity Contribution after giving effect to any such decrease, (ii) any increase in the purchase price shall not be materially adverse to the Commitment Parties or the Lead Arrangers in their respective capacities as such so long as such increase is funded by an increase in the Sponsor Equity Contribution or amounts permitted to be drawn under the Revolving Facility on the Closing Date, (iii) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties or the Lead Arrangers in their respective capacities as such shall not otherwise constitute an amendment, modification or waiver and (iv) any amendment or modification to, or the granting of any consent or waiver under, the definition of “Company Material Adverse Effect” shall be deemed materially adverse to the Commitment Parties and the Lead Arrangers in their capacities as such).  Prior to or substantially concurrently with the funding of the initial borrowings under the Term Facility and the issuance of the Senior Notes (or, to the extent the Senior Notes are not issued, the Bridge Facility), Buyer shall have received the Sponsor Equity Contribution (to the extent not otherwise applied to the Transactions).

(h)                                 The Acquisition Representations shall be true and correct to the extent required by the Funding Conditions Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Company Material Adverse Effect (as defined below) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(i)                                     Since the date of the Acquisition Agreement, there shall not have been any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect.  “Company Material Adverse Effect” has the meaning ascribed to the term “Company Material Adverse Effect” in the Acquisition Agreement.  “Effect” has the meaning ascribed to the term “Effect” in the Acquisition Agreement.

Exhibit C-2

(j)                                    With respect to the Bridge Facility, one or more investment banks reasonably satisfactory to the Bridge Lead Arrangers (collectively, the “Investment Banks”) shall have been engaged to privately place the Senior Notes, and the Bridge Lead Arrangers and the Investment Banks shall have received all customary information to be included in a customary offering memorandum (other than the description of all of any portion of the debt financing, including any “description of notes”, risk factors relating to all or any component of the debt financing and other information customarily provided by the Investment Banks or their counsel) including historical financial statements and pro forma financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-09, Rule 3-10, Rule 3-16 of Regulation S-X or information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions in Rule 144A-for-life private placements) that are customarily included in offering memoranda for offerings pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants for the offering of the Senior Notes in accordance with Rule 144A, which such auditors are prepared to issue upon completion of customary procedures (the “Required OM”).

(k)                                 The Senior Lead Arrangers shall have been afforded a period (the “Bank Marketing Period”) of at least fifteen (15) consecutive business days (ending no later than the business day immediately prior to the Closing Date) commencing upon receipt of the Required Bank Information (as determined on the date such Required Bank Information is initially delivered).  For the avoidance of doubt, if after the start of the Bank Marketing Period, the Borrower shall provide the Senior Lead Arrangers with additional financial statements as required by paragraph (c) above, the delivery of such additional financial statements will not be deemed to re-start the Bank Marketing Period.

If the Borrower shall in good faith reasonably believe that it has delivered the Required Bank Information, it may deliver to the Senior Lead Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Bank Information shall be deemed to have been delivered on the date of the applicable notice, unless the Senior Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Bank Information and, within 2 business days after its receipt of such notice from the Borrower, the Senior Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the Required Bank Information that has not been delivered).

(l)                                     The Investment Banks shall have been afforded a period (the “Notes Marketing Period”) of at least fifteen (15) consecutive business days commencing upon receipt of the Required OM (as determined on the date such Required OM is initially delivered) to place the Senior Notes with qualified investors.  For the avoidance of doubt, if after the start of the Notes Marketing Period, the Borrower shall provide the Bridge Lead Arrangers with additional financial statements as required by paragraph (j) above, the delivery of such additional financial statements will not be deemed to re-start the Notes Marketing Period.

If the Borrower shall in good faith reasonably believe that it has delivered the Required OM, it may deliver to the Investment Banks written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required OM shall be deemed to have been delivered on the date of the applicable notice, unless the Investment Banks in good faith reasonably believe that the Borrower has not completed delivery of the Required OM and, within 2 business days after its receipt of such notice from the Borrower, the Investment Banks deliver

Exhibit C-3

a written notice to the Borrower to that effect (stating with specificity the Required OM that has not been delivered).

Exhibit C-4

Annex A to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•](8) (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [•], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

(8)  Describe Credit Agreement.

Exhibit C-5

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[•]
	Title:	[•]

Exhibit C-6